Exhibit 10.1

EXCLUSIVE TECHNICAL CONSULTANCY AND SERVICES AGREEMENT

This Exclusive Technical Consultancy and Services Agreement (this”Agreement”) is made and entered into by the Parties below on August 1, 2017 in Beijing, People’s Republic of China (“China”):

Party A: Beijing Jiucheng Information Consulting Company

Party B: Beijing Jiucheng Asset Management Company

WHEREAS:

1.	Party A is a wholly foreign owned enterprise with limited liability duly incorporated and validly existing under the laws of the People’s Republic of China (“China” or “PRC”);

2.	Party B is a fully domestically funded enterprise with limited liability duly incorporated and validly existing under the laws of China;

3.	Party A hereby agrees to provide technical consulting and related services to Party B, and Party B agrees to accept such consulting and related services.

Party A and Party B are hereinafter each referred to as a “Party” and, collectively, the “Parties”.

NOW, THEREFORE, both Parties hereof through negotiations on the principle of equality agree as follows:

1. Technical Consulting and Related Services

1.1.	During the term of this Agreement, Party A, as a provider of technical consulting and related services, hereby agrees to provide Party B with the technical consulting and related services specified in Schedule I under the terms and conditions contained herein.

1.2.	Party B hereby agrees to accept such technical consulting and related services provided by Party A. Party B further agrees that it shall not, without the prior written consent of Party A, accept the aforesaid technical consulting and related services provided by any third party not a Party hereof during the term of this Agreement.

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1.3.	Party B shall procure that its Directors shall prepare within 30 days before the end of each financial period a Business Plan setting out the basis on which the business of Party B shall be conducted for the next financial period, such Business Plan to be subject to the prior written consent of Party A before it is adopted by the Directors of Party B and Party B shall procure that its Directors shall cooperate with Party A and use all reasonable efforts to conform to the Business Plan to the requirements of Party A with a view to adopting it as soon as possible following its preparation. The Business Plan for the current financial period has been prepared and consented to by Party A.

2. Exclusive Rights

2.1	Any and all the rights, ownership interests and intellectual property rights including but not limited to copyrights, patents, technical know-how and trade secrets, no matter whether developed by Party A, or developed by Party B based on Party A’s intellectual property rights or services provided by Party A, shall be the exclusive property of Party A.

3. Fee for Technical Consulting and Related Services

3.1	Party B hereby agrees to calculate and pay the fees for the technical consulting and related services arising hereunder (the ‘Fee’) pursuant to the method specified in Schedule II.

4. Guaranty for the Performance of this Agreement

4.1	In order to guarantee Party B’s payment to Party A of the Consulting and Services Fee, Jiuyuan Investment Company and Meng Xiangbin, as shareholders of Party B, agree to pledge their equity interests in Party B to Party A and to sign a separate Equity Pledge Agreement with Party A.

5. Effectiveness and Term

5.1	This Agreement shall come into force upon its execution on the date first written above.

5.2	This Agreement shall remain valid for ten (10) years.

5.3	Party B hereby agrees that the term of this agreement shall be extended automatically for another ten (10) years unless Party A sends to Party B a written notice terminating this Agreement within six (6) months prior to the expiry date of this Agreement.

6. Termination

6.1	This Agreement shall terminate on the expiry date unless it is terminated in advance in accordance with Article 6.2 hereunder.

6.2	During the term hereof, Party B may not terminate this Agreement prior to its expiry date unless any act of Party A constitutes a gross negligence, a violation of law, bankruptcy or a material breach of this Agreement. Party A, however, is entitled to terminate this Agreement at any time provided that it notifies Party B in writing thirty 30 days in advance.

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7. Representations and Warranties

7.1	Party A hereby represents and warrants as follows:

7.1.1	Party A is a company duly registered and validly existing under the PRC law.

7.1.2	Party A has taken the necessary corporate actions and any other necessary steps to acquire the authorization to execute and perform this Agreement.

7.1.3	The execution and performance of this Agreement or observance of the terms and provisions hereof by Party A shall not:

a).	violate any law, regulation, rule, court order, judgment, finding, ban or mandate of government; or

b).	be in conflict with or contradict any term, provision, condition or prescription under any agreement, contract or document of Party A, restrict Party A’s actions, or result in a breach of the aforesaid terms, provisions, conditions or prescriptions.

7.1.4	This Agreement, upon its execution, shall be legal, valid and binding upon Party A and shall be enforceable in accordance with the terms and conditions herein.

7.2	Party B hereby represents and warrants as follows:

7.2.1	Party B is a company duly registered and validly existing under the PRC law and is authorized to engage in the business described in Recital 2 above.

7.2.2	Party B has taken the necessary corporate actions and any other necessary steps to acquire the authorization to execute and perform this Agreement.

7.2.3	The execution and performance of this Agreement and the observance of the terms and provisions hereunder by Party B shall not:

a).	violate any law, regulation, rule, court order, judgment, finding, ban or mandate of government; or

b).	be in conflict with or contradiction to any term, provision, condition or prescription under any agreement, contract or document of Party B or restrict Party B’s actions, or result in a breach of the foregoing terms, provisions, conditions or prescriptions.

7.2.4	This Agreement, upon its execution, shall be legal, valid and binding upon Party B and shall be enforceable in accordance with the terms and conditions herein.

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7.2.5	Party B agrees that it will not engage in any activity or do anything that could adversely affect the revenues, profits, assets, business, personnel, rights, liabilities or operations of Party B or result in a material reduction or disposal of any of its assets and in particular but without limitation the board of directors of Party B shall not take any decision or make any proposal or take any action, and Party B shall not take any action, in relation to any of the matters set out in Schedule III without the prior written consent of Party A.

8. Taxation

8.1	All taxes arising out of a Party’s performance of this Agreement shall be borne by such Party.

9. Confidentiality

9.1	Each Party hereby agrees that it shall make every endeavor and take all reasonable measures to keep confidential the other Party’s confidential materials and information (“Confidential Information”) known or acquired by such Party due to the entry into and performance of this Agreement. Without prior written consent of the owner of the aforesaid Confidential Information, the other Party shall not divulge, grant or transfer to any third party such Confidential Information except that Party A or its parent or associated company shall be entitled to divulge Confidential Information about Party B and its business pursuant to the rules and requirements of a recognized stock exchange. Upon the termination of this Agreement, such Party shall return to the owner of such Confidential Information upon its request, or destroy any documents, materials, software or other sources carrying such Confidential Information, delete any such Confidential Information from any memory device and shall cease using such Confidential Information.

9.2	Both Parties hereby agree that this article shall remain valid no matter whether this Agreement is amended, canceled or terminated.

10. Indemnification

10.1	Each Party shall indemnify the other Party for, and hold the other Party harmless against any loss, damage, obligation or expense resulting from any litigation, claim or other request to the other Party which occurs or arises out of the other Party’s performance of its obligations under this Agreement and any of its business contracts.

11. Governing Laws and Dispute Resolution

11.1	The PRC law shall govern the execution, validity, interpretation, amendment, termination and resolution of disputes arising out of this Agreement. The PRC law referred to herein does not include the laws of Taiwan, the Hong Kong Special Administration Region or the Macau Special Administration Region.

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11.2	Any dispute arising from or related to this Agreement shall be settled first through friendly negotiations. If such dispute cannot be settled within thirty (30) days after the start of negotiations, it shall be submitted to the South China International Economic and Trade Arbitration Commission for arbitration and be arbitrated in Beijing, China in accordance with its arbitration rules when such arbitration application was submitted. The arbitral award shall be final and binding upon all Parties. Unless otherwise decided by the arbitration commission, arbitration fees and other expenses in relation to such arbitration shall be borne by the losing Party.

12. Force Majeure

12.1	“Force majeure” means any unforeseeable circumstance, which is beyond the control of a Party, or any unavoidable event, even if foreseeable, as a result of which such Party is unable to perform its obligations, in whole or in part, under this Agreement. Such circumstances include, but are not limited to, any strike, factory closure, explosion, maritime peril, natural disaster, act by a public enemy, fire, flood, accident, war, riot, insurgence or any other similar event.

12.2	Should the affected Party be prevented from performing its obligations hereunder due to any force majeure event, the aforesaid obligations shall be suspended during the continuation of such force majeure event, and the time for performing such obligations shall be extended automatically until the force majeure event ends. The affected Party shall not be liable for its non-performance during the force majeure event.

12.3	Any Party encountering a force majeure event shall forthwith notify the other Party in writing and supply proper evidence of the inception of the force majeure event and its continuing period. Such Party shall make every reasonable endeavor to mitigate the damages of such event of force majeure.

12.4	If a force majeure event occurs, the Parties shall forthwith negotiate a fair solution, and shall make any and all reasonable efforts to minimize the effects of any event of force majeure.

12.5	If the force majeure event lasts over ninety 90 days and the Parties do not reach any agreement on a just solution, any of the Parties shall be entitled to terminate this Agreement. In case of termination of this Agreement pursuant to the aforesaid provision, none of the Parties shall have any rights or obligations subsequent thereto, but the rights and obligations of each Party arising hereunder before such termination shall not be affected.

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13. Miscellaneous Terms

13.1	Notice

Any notice or other communication sent by any Party shall be written in Chinese, and sent by mail or facsimile transmission to the addresses of the other Parties set forth below or to other designated addresses previously notified by any such other Party. If any Party changes its address, it shall notify the other Parties of such change in a timely and effective manner. The dates on which such notices deemed to have been effectively given shall be determined as follows:

13.1.1	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

13.1.2	Notices sent by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark);

13.1.3	Notices sent by a courier recognized by the Parties shall be deemed effectively given on the third (3rd) day after they were sent to such courier service agency; and

13.1.4	Notices sent by facsimile transmission shall be deemed effectively given on the first business day following the date of transmission, as indicated on the document.

Party A: Beijing Jiucheng Information Consulting Company

Address: Room 401-2, Building No.1, Section 1, No.188 the South 4th Ring West Road, Fengtai District, Beijing, China

Email: lqlstxz@163.com

Tel: +86 18811139608

Party B: Beijing Jiucheng Asset Management Company

Address: Room 1001, Unit 1, 9 F, No.2 Block, No.82 East 4th Ring Road, Chaoyang District, Beijing ,China

Email: mengxiangbin@jiuyuancorp.com

Tel: +86 18501079999

13.2	Non-implied Waiver

The failure of one Party to exercise its rights to investigate the breach of the other Party under a special circumstance shall not be deemed as a waiver of such rights in other similar cases.

13.3	Severability

If any provision or portion of this Agreement is determined to be invalid, illegal, or unenforceable, or in conflict with public interests under any applicable PRC laws, the validity, legality and enforceability of the remaining provisions hereunder shall not in any way be affected or impaired. Both Parties shall negotiate sincerely to reach an agreement to replace the invalid provision with a provision satisfactory to both Parties.

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13.4	Non-transfer

Without the prior written consent of the other Party, one Party may not transfer this Agreement or any right or obligation hereunder.

13.5	Counterparts

This Agreement is made in English in 4 originals. This Agreement and any amendment hereto may be executed in counterparts. Either Party may sign one copy and send such copy by facsimile transmission to the other Party, but shall forthwith send the original one. All signed documents shall constitute one agreement, which shall come into force after both Parties sign one or more documents and send them to the other Party hereof (unless otherwise provided in the original of such documents).

13.6	Amendment

This Agreement can be amended only upon execution of a written document by both Parties.

Party A: Beijing Jiucheng Information Consulting Company

Legal Representative:

Company Seal:

Date:

Party B: Beijing Jiucheng Asset Management Company

Legal Representative:

Company Seal:

Date:

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Schedule I: The Content list of Technical Consulting and Services

1.	To provide series of services to maintain the server and manage the network platform;

2.	To develop and update the Internet applications of the server, and its application to www.9caitong.com and other websites owned or operated by Party B;

3.	To develop and update the application software of the Internet users;

4.	To provide technical services of electronic commerce, including but not limited to the design and maintenance of the electronic commerce platform;

5.	To provide technical services of advertising design plan, software design, website programming etc, and administrative and consulting advices to Party B in connection with the advertising operation of Party B;

6.	To provide the training of technology and technicians;

7.	To support Party B’s needs for personnel, including but not limited to the secondment of Party A’s personnel to Party B (but Party B shall bear the cost and expenses of the personnel);

8.	Other services recognized by both parties.

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Schedule II: Mode of Calculation and Payment of the Consulting and Services Fees

1.1	The Parties agree that the Fee will be an amount equal to 90% of Party B’s profits before tax for the period the Services were provided by Party A or such proportion of Party B’s profit before tax as is the same as the proportion of the period during which such Services are provided. For avoidance of any doubt, if Party B makes a loss, no amount shall be paid or refunded to Party B by Party A.

1.2	Unless otherwise agreed by the Parties, the Fee will be calculated and paid by Party B quarterly in arrears within one month of the end of each financial quarter of Party B (which at the date of this agreement end on each of [31 March, 30 June, 30 September and 31 December] respectively) in respect of the Services provided during that quarter. For the purposes of calculating the Fee, the profit before tax of Party B for the relevant quarter shall be as stated in Party B’s management accounts, which shall be prepared using the same accounting principles and practices as are used to prepare Party B’s audited accounts. The amount of the Fee payable shall be transferred to the bank account notified by Party A to Party B from time to time. Party A shall confirm the amount of the Fee due by issuing an invoice to Party B at the time of payment.

1.3	At the time when the audited accounts of Party B are prepared and audited by the auditors of Party B, the amount of the Fee for the period covered by such audited accounts shall be re-calculated (based on the profits before tax of Party B as disclosed by such accounts) and certified by the auditors. If the Fee so certified exceeds the aggregate amounts of the Fee paid quarterly in respect of that period then the amount of the quarterly Fee next payable following such certification shall be increased by the amount of such excess (or reduced by the amount by which such Fee payments exceed the certified Fee) provided that:

1.3.1	If the amount of such quarterly Fee next payable is less than the amount of the required reduction, then it shall be reduced to zero and the balance of the reduction shall be applied to reduce the next quarterly Fee payment(s) until such reduction is netted off in full, provided that no Quarterly Fee payment shall be less than zero and no payment or repayment shall be made by Party A to Party B; and

1.3.2	If at any time in respect of any period Party B makes a loss such loss shall be deemed to be a nil profit for the purposes of any calculation.

1.4	Party B shall allow the representative(s) of Party A full access on request to the accounting and other records and premises of Party B for the purposes of confirming the amount of the Fee payable from time to time and compliance with the other provisions of this Agreement.

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1.5	Taxes and expenses arising out of the execution and implementation of this Agreement shall be borne by the Parties, which incur them respectively.

1.6	The Fee shall paid by Party B to Party A free of any withholding in relation to taxes or otherwise.

Schedule III

1.	Varying in any respect or replacing the Articles of Association or other constitutional documents of Party B or the rights attaching to any of the equity interests or registered capital in Party B.

2.	Permitting the registration (upon subscription or transfer) of any person as a holder of equity interests or registered capital of Party B.

3.	Increasing the amount of Party B’s issued equity interests or registered capital, granting any option or other interest (in the form of convertible securities or in any other form) over or in its equity interests or registered capital, redeeming or purchasing any of its own equity interests or registered capital or effecting any other reorganisation of its equity interests or registered capital or entering into any agreement to do any of such thing.

4.	Issuing any loan capital in Party B or entering into any commitment with any person with respect to the issue of any loan capital.

5.	Borrowing any money other than from its bankers in the ordinary and usual course of business.

6.	Applying for the listing or trading of any shares or debt securities on any stock exchange or market.

7.	Passing any resolution or taking any other step for its winding up, dissolution or bankrupt.

8.	Altering the name of Party B or its registered office.

9.	Adopting or amending the Business Plan in respect of each financial period or materially deviating from such Business Plan, including without variation exceeding the amount provided for capital expenditure.

10.	Changing the nature of Party B’s business or commencing any new business by Party B which is not ancillary to the business it carries on at the date of this Agreement or providing services to a third party in whole or in part similar to the Services.

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11.	Forming any subsidiary or acquiring shares, equity interests, registered capital or loan capital in any other company or participating in any partnership or joint venture (incorporated or not) or profit sharing agreement.

12.	Amalgamating or merging with any other company or business undertaking.

13.	Making any acquisition, disposal, transfer or assignment by Party B of any asset(s) with a value of RMB 100,000 or more per item or an aggregate value of RMB 200,000 or more in any month.

14.	Creating or granting any mortgage, charge or other encumbrance over the whole or any part of Party B’s business, or the undertaking or assets of Party B or over any equity interests or registered capital in Party B or agreeing to do so.

15.	Making any loan (otherwise than by way of deposit with a bank or other institution the normal business of which includes the acceptance of deposits or in the ordinary course of business) or granting any credit (other than in the normal course of trading) or giving any guarantee or bond (other than in the normal course of trading) or indemnity.

16.	Altering any financial facilities from or any mandate given to Party B’s bankers relating to any matter concerning the operation of Party B’s bank accounts.

17.	Entering into any arrangement, contract or transaction or making any payment (a) with or to its shareholders or directors or in which they have an interest or (b) which is outside the normal course of its business or otherwise than on arm’s length terms; or otherwise doing any act or thing outside the ordinary course of business.

18.	Giving notice of termination of this Agreement or varying or amending it terms.

19.	Giving notice of termination of any arrangements, contracts or transactions which are material in the nature of Party B’s business, or materially varying any other such arrangements, contracts or transactions, in each such case outside the ordinary course of business of Party B, or otherwise disposing of or ceasing to carry on all or any part of Party B’s business or materially reducing the level of Party B’s business or proposing to do any of such things.

20.	Adopting or materially amending any standard terms of business (including a material change in prices) on which Party B is prepared to provide goods or services to third parties.

21.	Granting any rights (by licence or otherwise) in or over any intellectual property owned or used by Party B.

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22.	Factoring or assigning any of the book debts of Party B.

23.	Changing the auditors of Party B or its financial year end.

24.	Making or permitting to be made any change in the accounting or reporting policies, practices and principles adopted by Party B in the preparation of its audited and management accounts.

25.	Declaring or paying any dividend or making any other distribution (by way of capitalisation, repayment or in any other manner) out of Party B’s distributable profits or any of its reserves.

26.	Permitting or putting into effect the appointment of any person as a director or officer of Party B or the removal or dismissal of any director or officer of Party B or allowing the directors of Party B to delegate any of their powers to a committee.

27.	Establishing or amending any profit-sharing, share option, bonus or other incentive scheme of any nature for directors or employees.

28.	Establishing or amending any pension, retirement, death or disability or life assurance scheme or granting any pension or other such rights or benefits to any director, officer, employee, former director, officer or employee, or any shareholder or any member of any such person’s family.

29.	Dismissing any employee in circumstances in which Party B incurs or agrees to bear redundancy or other costs in excess of RMB50,000 in total in an individual case or in aggregate in any calendar month.

30.	Agreeing to remunerate (by payment of fees, the provision of benefits-in-kind or otherwise) any officer (other than a director) of or consultant to Party B at a rate in excess of RMB100,000 per annum or increasing the remuneration of any such person to a rate in excess of RMB100,000 per annum.

31.	Entering into or varying any contract of employment with any director or employee with a contractual notice period of more than 6 months or providing for the payment of remuneration (including pension and other benefits) in excess of a rate of RMB100,000 per annum or increasing the remuneration of any staff (including pension and other benefits) to a rate in excess of RMB100,000 per annum.

32.	Instituting, settling or compromising any legal proceedings (other than debt recovery proceedings in the ordinary course of business) instituted or threatened against Party B or submitting to arbitration or alternative dispute resolution any dispute involving Party B.

33.	Making any agreement with any revenue or tax authorities or making any claim, disclaimer, election or consent for tax purposes in relation to Party B or its business.

34.	Taking or disposing of or agreeing to take or dispose of any interest in any land or real property.

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